UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Ampco–Pittsburgh Corporation

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, APRIL 29, 2009

TO THE SHAREHOLDERS OF

AMPCO-PITTSBURGH CORPORATION

Notice is hereby given that the Annual Meeting of the Shareholders of Ampco-Pittsburgh Corporation will be held in The Carnegie Room, 3rd Floor, The Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania, on Wednesday, April 29, 2009 at 10:00 a.m., for the following purposes:

1.	To elect a class of three Directors for a term that expires in 2012.

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2009.

3.	To transact such other business as may properly come before the meeting and any adjournment thereof.

Shareholders of record on March 6, 2009 are entitled to notice of and to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Rose Hoover,
Vice President Administration and Secretary

Pittsburgh, Pennsylvania

March 13, 2009

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to Be Held on April 29, 2009

The proxy statement and the annual report of the Corporation are available at http://www.ampcopittsburgh.com.

All shareholders are cordially invited to attend the meeting in person. Your vote is important and, whether or not you expect to attend in person, it is requested that you PROMPTLY fill in, sign, and return the enclosed proxy card or follow the internet or telephone voting instructions included on the proxy card.

PROXY STATEMENT

March 13, 2009

Annual Meeting of Shareholders to be held April 29, 2009

SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION (the “Corporation”) to be held on April 29, 2009. The first mailing of the proxy material to the shareholders is expected to be made on or about March 13, 2009.

The accompanying proxy is solicited on behalf of the Board of Directors of the Corporation. In addition to the solicitation of proxies by use of the mails, proxies may be solicited by Directors and employees, in person or by telephone, and brokers and nominees may be requested to send proxy material to and obtain proxies from their principals. The Corporation will pay the costs incurred for those solicitations of proxies and will pay Mellon Investor Services LLC, 480 Washington Blvd., Jersey City, NJ a fee of $7,500, plus reimbursement of reasonable out-of-pocket expenses, for aid in the solicitation of proxies.

Any shareholder has the power to revoke the proxy at any time prior to the voting thereof. Revocation of the proxy will not be effective until notice thereof has been given to the Secretary of the Corporation or until a duly executed proxy bearing a later date is presented.

VOTING SECURITIES AND RECORD DATE

Only holders of record of Common Stock of the Corporation at the close of business on March 6, 2009 will be entitled to vote at the meeting. On that date, there were 10,177,497 shares of Common Stock outstanding. The holders of those shares are entitled to one vote per share. In the election of Directors, the shares may be voted cumulatively. Cumulative voting means that the number of shares owned by each shareholder may be multiplied by the number of Directors to be elected and that total voted for the nominees in any proportion. Shares that are not voted cumulatively are voted on a one vote per share basis for each nominee, except for those nominees, if any, for whom the shareholder is withholding authority to vote.

REQUIRED VOTE

Under Pennsylvania law and the Corporation’s by-laws, the presence of a quorum is required to transact business at the 2009 Annual Meeting of Shareholders. A quorum is defined as the presence, either in person or by proxy, of a majority of the votes that all shareholders are entitled to cast at the meeting. Abstentions, votes withheld from director nominees, and broker-dealer non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will be counted for purposes of determining a quorum, but will have no effect on matters to be voted on. Assuming the presence of a quorum, the three nominees for director receiving the highest number of votes will be elected directors and the affirmative vote of a majority of the votes cast at the meeting is necessary to approve any other proposal.

ELECTION OF DIRECTORS

(Proposal 1)

A class of three Directors will be elected for a term of three years to fill the class of Directors whose term expires in 2009. All nominees for election to the Board of Directors are currently Directors. The nominees were recommended by the Nominating and Governance Committee and nominated by the Board of Directors at its February 19, 2009 meeting and are willing to serve as Directors if elected. The Board unanimously recommends that you vote “FOR” the election of each of the nominees listed below. If at the time of the Annual Meeting a nominee should be unable or unwilling to stand for election, the proxies will be voted for the election of such person, if any, as may be selected by the Board of Directors to replace him.

Nominees for Directors for a Term of Office Expiring in 2012:

ROBERT J. APPEL (age 77, Director since 2004); Mr. Appel has been President of Appel Associates for more than five years.

PAUL A. GOULD (age 63, Director since 2002). Mr. Gould has been managing director of Allen & Co., Inc., an investment banking company, for more than five years. He is also a director of Liberty Media Corporation, Liberty Global, Inc. and Discovery Holding Company.

ROBERT A. PAUL (age 71, Director since 1970). Mr. Paul has been Chairman and Chief Executive Officer since March 2004. Prior to March 2004, he was President and Chief Executive Officer of the Corporation for more than five years. He is also the President and a director of The Louis Berkman Investment Company.

Directors Whose Term of Office Expires in 2011:

WILLIAM K. LIEBERMAN (age 61, Director since 2004). Mr. Lieberman has been President of The Lieberman Companies for more than five years.

STEPHEN E. PAUL (age 41, Director since 2002). Mr. Paul has been a managing principal of Laurel Crown Partners, a private investment company, for more than five years. He is also a director of Morton’s Restaurant Group, Inc.

CARL H. PFORZHEIMER, III (age 72, Director since 1982). Mr. Pforzheimer has been Managing Partner or Manager of Carl H. Pforzheimer & Co. LLC or its predecessors or related entities for more than five years.

Directors Whose Term of Office Expires in 2010:

LEONARD M. CARROLL (age 66, Director since 1996). Mr. Carroll has been Managing Director of Seneca Capital Management, Inc., a private investment company, for more than five years.

LAURENCE E. PAUL (age 44, Director since 1998). Mr. Paul has been a managing principal of Laurel Crown Partners, a private investment company, for more than five years. He is also a director of Biovail Corporation.

ERNEST G. SIDDONS (age 75, Director since 1981). Mr. Siddons has been President and Chief Operating Officer since March 2004. Prior to March 2004, he was Executive Vice President and Chief Operating Officer of the Corporation for more than five years.

Robert A. Paul is the father of Laurence E. Paul and Stephen E. Paul. There are no other family relationships among the Directors and Officers.

The Board of Directors has adopted categorical standards to assist it in evaluating the independence of its Directors. The standards are attached to the Corporate Governance Guidelines which are available on the Corporation’s website at www.ampcopittsburgh.com. After performing this evaluation in accordance with those guidelines, the Board has determined that Robert J. Appel, Leonard M. Carroll, Paul A. Gould, William K. Lieberman and Carl H. Pforzheimer, III do not have material relationships with the Corporation (other than as members of the Board of Directors) and are independent within the meaning of the Corporation’s independence standards and those of the New York Stock Exchange (the “NYSE”).

Director Nominating Procedures

The Corporation’s Corporate Governance Guidelines and its Nominating and Governance Committee Charter charge the Nominating and Governance Committee with selecting nominees for election to the Board of Directors and with reviewing at least annually the qualifications of new and existing members of the Board of Directors, considering the extent to which such members may be considered “independent” within the meaning of applicable NYSE rules as well as other appropriate factors, including overall skills and experience.

The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for director nominees and will consider potential candidates proposed by other members of the Board of Directors, by management of the Corporation or by shareholders of the Corporation.

In considering candidates submitted by shareholders of the Corporation, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the candidate’s qualifications. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The name and address of the proposed candidate;

•	The proposed candidate’s resume or a listing of his or her qualifications to be a director of the Corporation;

•	A description of what would make such person a good addition to the Board of Directors;

•	A description of any relationship that could affect such person’s qualifying as an independent director, including identifying all other public company board and committee memberships;

•	A confirmation of such person’s willingness to serve as a director if selected by the Nominating and Governance Committee;

•	The name of the shareholder submitting the name of the proposed candidate, together with information as to the number of shares owned and the length of time of ownership; and

•	Any information about the proposed candidate that would, under the federal proxy rules, be required to be included in the Corporation’s proxy statement if such person were a nominee.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 600 Grant Street, Suite 4600, Pittsburgh, PA 15219 and, in order to allow for timely consideration, must be received not less than 120 days in advance of the anniversary date of the release of the proxy statement for the Corporation’s most recent annual meeting of shareholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors and the Nominating and Governance Committee believes that the candidate has the potential to be a good candidate, the Committee would seek to gather information from or about the candidate, including through one or more interviews as appropriate and review his or her accomplishments and qualifications generally, including in light of any other candidates that the Committee may be considering. The Nominating and Governance Committee’s evaluation process does not vary based on whether the candidate is recommended by a shareholder.

Non-Management Directors

The non-management directors have regularly scheduled executive sessions. On April 23, 2008 Carl H. Pforzheimer, III was chosen to preside as the lead director at these meetings for the ensuing year. On February 19, 2009 Paul A. Gould was chosen to be the new lead director effective April 29, 2009. Mr. Gould will serve until the 2010 Annual Meeting. A new lead director will be chosen annually. Any shareholder who wants to communicate directly with the presiding director or the non-management directors as a group can do so by following the procedure below under “Shareholder Communications with Directors”.

Shareholder Communications with Directors

The Board of Directors has established a process to receive communications from shareholders and other interested parties. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or such individual or group or committee and sent to Ampco-Pittsburgh Corporation “c/o Corporate Secretary” at 600 Grant Street, Suite 4600, Pittsburgh, PA 15219. Communications sent in this manner will be reviewed by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to one or more of the Corporation’s directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held four meetings in 2008. The Executive Committee of the Board of Directors met once and took action twice by written consent. The Executive Committee in 2008 was comprised of five Directors: Robert A. Paul, Ernest G. Siddons, Leonard M. Carroll, William K. Lieberman and Carl H. Pforzheimer, III.

The Compensation Committee met four times in 2008 and is comprised of Robert J. Appel (Chairman), Paul A. Gould and William K. Lieberman. In February 2009 Carl H. Pforzheimer, III was elected to the Compensation Committee. The Nominating and Governance Committee met once in 2008 and is comprised of Paul A. Gould (Chairman), William K. Lieberman and Carl H. Pforzheimer, III. The Investment Committee met five times in 2008 and was comprised of Robert A. Paul, Ernest G. Siddons, Robert J. Appel and Paul A. Gould. In February 2009 Leonard M. Carroll was elected to the Investment Committee.

The Audit Committee held eight meetings in 2008 and was comprised of Carl H. Pforzheimer, III (Chairman), Leonard M. Carroll, Paul A. Gould and Robert J. Appel. In February 2009, William K. Lieberman was elected to the Audit Committee. None of the Audit Committee members is now, or has within the past five years been, an employee of the Corporation. The Audit Committee reviews the Corporation’s accounting and reporting practices, including internal control procedures, and maintains a direct line of communication with the Directors and the independent accountants.

All members of the Audit Committee, Nominating and Governance Committee and Compensation Committee are independent as that term is defined by the applicable Securities and Exchange Commission (“SEC”) rules, listed company standards of the NYSE and the categorical standards adopted by the Board of Directors. Each member of the Audit Committee is financially literate. The Board of Directors has determined that the Chairman of the Audit Committee is an “audit committee financial expert” as defined in the applicable SEC rules.

All of the Directors attended at least 75% of the applicable board and committee meetings.

In 2008, each Director who was not employed by the Corporation received an annual retainer, payable quarterly, of $25,000, except for the Chairman of the Audit Committee, who received $27,500. In April, 2008, the annual retainers for non-employee Directors and the Chairman of the Audit Committee were increased to $45,000 and $48,500, respectively. Prior to April, each non-employee Director also received $1,000 for each Board meeting and Audit Committee meeting attended and $500 for all other committee meetings attended, whether attendance was in person or by telephonic connection. In April 2008, the fees for attendance at meetings were changed as follows: $2,500 for each Board meeting, whether in person or by telephone; $2,000 for attendance in person at each Audit Committee meeting and $1,000 if participation is by telephone; and $1,500 for attendance in person at all other committee meetings and $500 if participation is by telephone. In 2008, Directors did not receive a fee for either Board or committee meetings if they did not attend.

The Nominating and Governance Committee Charter, the Compensation Committee Charter, the Audit Committee Charter and the Corporate Governance Guidelines are available on the Corporation’s website at www.ampcopittsburgh.com. The Corporation has also adopted a Code of Business Conduct and Ethics that applies to all of its officers, directors and employees, as well as an additional Code of Ethics that applies to the Corporation’s chief executive officer and chief financial officer. Copies of both Codes are available on the Corporation’s website. The Corporation will provide a copy of these documents to any shareholder who makes a request in writing to the Corporate Secretary, Ampco-Pittsburgh Corporation, 600 Grant Street, Suite 4600, Pittsburgh, PA 15219.

The Corporation encourages its Directors to attend the Annual Meeting of the Corporation’s shareholders. All of the Directors were in attendance at the 2008 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, to the extent known by the Corporation, concerning individuals (other than Directors or Officers of the Corporation) or entities holding more than five percent of the outstanding shares of the Corporation’s Common Stock. The “percent of class” in the table below is calculated based upon 10,177,497 shares outstanding as of March 6, 2009.

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class
The Louis Berkman Investment Company P. O. Box 576 Steubenville, OH 43952	1,493,942	(1)	14.68

Gabelli Funds, Inc. (and affiliates) Corporate Center Rye, NY 10580	1,505,662	(2)	14.79

Van Den Berg Management 805 Las Cimas Parkway Austin, TX 78746	810,998	(3)	7.97

Keeley Asset Management Corp. 401 South LaSalle Street Chicago, IL 60605	1,007,500	(4)	9.90

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	661,147	(5)	6.50

(1)	Louis Berkman, Director Emeritus, is an officer and director of The Louis Berkman Investment Company and owns directly .61% of its common stock. Robert A. Paul, Chairman and Chief Executive Officer of the Corporation, is an officer and director of The Louis Berkman Investment Company, and disclaims beneficial ownership of the 99.39% of its common stock owned by his wife.

(2)	Reported in an amendment to Schedule 13D filed with the SEC in March 2008.

(3)	Reported as of December 31, 2004 on a Schedule 13G filed with the SEC disclosing it had shared and sole voting and dispositive power of these shares.

(4)	Reported as of December 31, 2008 on a Schedule 13G filed with the SEC in which it disclosed it shares beneficial ownership over the same 1,000,000 shares with Keeley Small Cap Value Fund.

(5)	Reported as of December 31, 2008 on a Schedule 13G filed with the SEC in which it discloses it sole voting and dispositive power of these shares.

The following table sets forth as of March 6, 2009 information concerning the beneficial ownership of the Corporation’s Common Stock by the Directors and Named Executive Officers and all Directors and Executive Officers of the Corporation as a group:

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Robert A. Paul	1,575,197.34	(1)(2)	15.48
Ernest G. Siddons	30,166.34	(3)	.30
Terrence W. Kenny	15,833.34	(4)	.16
Rose Hoover	14,333.34	(5)	.14
Robert F. Schultz	13,533.34	(6)	.13
Marliss D. Johnson	10,000	(7)	*
Carl H. Pforzheimer, III	2,733	(8)	*
Leonard M. Carroll	1,500	(9)	*
Robert J. Appel	1,000	(9)	*
Paul A. Gould	1,000	(9)	*
Laurence E. Paul	1,000	(9)	*
Stephen E. Paul	1,000	(9)	*
William K. Lieberman	1,000	(10)	*
Directors and Executive Officers as a group (13 persons)	1,683,296.69	(11)	16.54

*	Less than .1%

(1)	Includes 42,889 shares owned directly, 23,333.34 shares he has the right to acquire within sixty days pursuant to stock options and the following shares in which he disclaims beneficial ownership: 1,493,942 shares owned by The Louis Berkman Investment Company, 13,767 shares owned by his wife and 1,266 shares held by The Louis and Sandra Berkman Foundation, of which he is a trustee.

(2)	The Louis Berkman Investment Company owns beneficially and of record 1,493,942 shares of the Corporation’s Common Stock. Robert A. Paul, an officer and director of The Louis Berkman Investment Company, disclaims beneficial ownership of the 99.39% of its common stock owned by his wife.

(3)	Includes 6,833 shares held jointly with his wife and 23,333.34 shares he has the right to acquire within sixty days pursuant to stock options.

(4)	Represents shares that he has the right to acquire within sixty days pursuant to stock options.

(5)	Includes 1,000 shares owned directly and 13,333.34 shares she has the right to acquire within sixty days pursuant to stock options.

(6)	Includes 200 shares held jointly with his wife and 13,333.34 shares he has the right to acquire within sixty days pursuant to stock options.

(7)	Represents shares she has the right to acquire within sixty days pursuant to stock options.

(8)	Includes 1,000 shares owned directly, 800 shares held by a trust of which he is a trustee and principal beneficiary, and the following shares in which he disclaims beneficial ownership: 133 shares held by his daughter and 800 shares held by a trust of which he is a trustee.

(9)	Represents shares owned directly.

(10)	Represents shares held jointly with his wife.

(11)	Excludes double counting of shares deemed to be beneficially owned by more than one Director.

Unless otherwise indicated the individuals named have sole investment and voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and persons who beneficially own more than 10% of the Corporation’s common stock, to file reports of holdings and transactions in the Corporation’s common stock with the SEC and to furnish the Corporation with copies of all Section 16(a) reports that they file. Based on those records and other information furnished, during 2008, executive officers, directors and persons who beneficially own more than 10% of the Corporation’s common stock complied with all filing requirements except the Form 4s for all of the named executive officers were filed late at the time of the stock option grants in September, 2008.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the executive officers listed in the Summary Compensation Table that immediately follows this discussion. We refer to these executive officers as our “named executive officers.”

Ernest G. Siddons, a director and the Corporation’s President has announced his retirement as President effective April 30, 2009. Mr. Siddons will remain a Director following his retirement as President.

Compensation decisions for Mr. Paul, our Chairman and Chief Executive Officer (“CEO”), are made by the recommendation of the Compensation Committee of our Board of Directors (the “Committee”) and approved by the independent directors on the Board of Directors. Mr. Paul is also referred to as Principal Executive Officer or “PEO”. The Committee, in consultation with Mr. Paul, makes recommendations to our Board of Directors with regard to director compensation and compensation of Mr. Siddons, our President and Chief Operating Officer and other officers and managerial employees if their salaries exceed $200,000 per year. Mr. Paul and Mr. Siddons have been delegated the authority to determine the salaries of named executive officers (and other executive and managerial employees) below an annual level of $200,000, which, for 2008, included the salaries of two of the named executive officers other than Mr. Paul and Mr. Siddons.

2008 COMPENSATION

Compensation Objectives

The compensation paid or awarded to our named executive officers for 2008 was designed to meet the following objectives:

•

Provide compensation that is competitive with compensation for executive officers providing comparable services, taking into account the size of the Corporation, the nature of its business, and the location of its headquarters. We refer to this objective as “competitive compensation.”

•

Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals relating to the Corporation’s and the individuals’ performance and to enhancement of shareholder value. We refer to this objective as “performance incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We considered various components of our 2008 compensation payments and awards (added to payments and awards granted in prior years) to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation Performance Incentives

Incentive Bonus Plan Awards	Competitive Compensation Performance Incentives

Discretionary Bonus Awards	Competitive Compensation Performance Incentives

Options	Competitive Compensation Performance Incentives Retention Incentives

Change in Control Severance Protection	Competitive Compensation Retention Incentives

SERP Benefits	Competitive Compensation Retention Incentives

Determination of Competitive Compensation

In assessing competitive compensation, we relied primarily on the general knowledge of our Committee and Board members and our Chairman and CEO concerning the level of compensation provided by other “middle market” public companies headquartered in the Greater Pittsburgh area, with such knowledge derived informally from their service on other boards of directors, their acquaintances with directors and executives of other companies and their review of public filings by such companies. We did not rely on benchmarking data or recommendations provided by outside consultants, and we did not try to set the levels of compensation for named executive officers to correspond with levels established by benchmarking data or surveys. Rather, our goal was to provide an overall compensation package that would generally be in line with what other comparable companies are providing to their executive officers.

Salaries

New salary levels for our named executive officers are established on an annual basis at varying anniversary dates. The Corporation’s financial results are taken into account in making the adjustments.

Determinations regarding salary adjustments are made based on a number of objective and subjective factors, including cost of living increases, the Corporation’s financial performance, and a qualitative analysis of each individual officer’s performance during the preceding year, taking into account such factors as leadership, commitment and execution of corporate initiatives and special projects assigned by the Board or the Chairman or the President. We also consider whether there has been any material change in the officer’s title, duties and responsibilities in the preceding year. Where an officer has assumed material additional duties, or has been promoted, an above-normal salary adjustment would typically be justified. Finally, in rare circumstances, we may decide to make a market adjustment in salaries, if we determine that salary levels for one or more of our named executive officers have fallen materially below levels that we consider appropriate in order to maintain a competitive compensation package and to discourage valued executives from leaving to pursue other opportunities. Salary adjustments for our Chairman, President and named executive officers whose salaries exceed $200,000 per year are reviewed and must be approved by the independent members of the Board of Directors, after a recommendation by the Committee. Salary adjustments for the other named executive officers are determined by the Chairman and President.

Generally, the differences in the level of pay between the named executive officers is the result of the determination by the Committee or by the Chairman and President over time of the level of responsibility, function, experience, and length of service that each of the officers possess. In 2008, the above normal base salary increases for some of the named executive officers reflect either significant growth in size and complexity of the Corporation or recognition of expanded duties.

The base salary determinations for each named executive officer in 2008 were as follows:

Name	2008 Base Pre-Adjustment Salary	2008 Base Adjusted Salary(1)	Percentage Increase
Robert A. Paul	$519,000	$569,000	9.63%
Ernest G. Siddons	$497,000	$547,000	10.06%
Robert F. Schultz	$196,000	$206,000	5.10%
Terrence W. Kenny	$190,000	$200,000	5.26%
Rose Hoover	$172,500	$190,000	10.14%
Marliss D. Johnson	$155,000	$165,000	6.45%

(1)	The numbers in the above chart are different than the 2008 salary figures in the Summary Compensation Table which appears later in this section because those numbers represent total salary paid during calendar 2008, and not just base salary as in the above chart.

Incentive Bonus Plan Awards

The Committee adopted in December of 2007 an Incentive Bonus Plan for 2008 for Messrs. Paul and Siddons. Incentive payments were to be determined based on the Corporation’s 2008 income from operations performance as compared to the Corporation’s business plan for 2008. Income from operations is chosen in the belief that it is the most accurate objective measure of performance. It eliminates charges or windfalls which are generally beyond the control of the executives. The maximum payment that could have been made as a bonus to each of the two individuals was 40% of their base salary. The plan allows for the exclusion of costs related to asbestos litigation and related asbestos matters, pension credit and stock based compensation expense from operating income. In addition, the Committee, at its discretion, may award bonuses to the participants if it determines that circumstances so warrant. Based on the Corporation’s operating income, which in 2008 exceeded the business plan, each of Messrs. Paul and Siddons earned an Incentive Bonus Award for 2008 equal to 28% of their annual salary in effect on December 31, 2008, or $162,116 for Mr. Paul and $155,030 for Mr. Siddons. No discretionary award was made.

In February 2009, the Committee approved a similar bonus plan for Messrs. Paul and Siddons for 2009 with a maximum payment to the individuals of 40% of annual salary based on the operating performance of the Corporation in 2009 in comparison to the approved business plan. The plan allows Mr. Siddons a prorated payment based on months of service in 2009 to the date of his retirement.

Mr. Kenny, Group Vice President and a named executive officer, is also covered by an Incentive Bonus Plan for 2008 based on income from operations of the Air and Liquid Processing segment compared to the business plan for that segment. The Incentive Bonus Plan is established by the Chairman and President and provides for a maximum bonus payment of 35% of base salary. In addition, the plan provides for a discretionary bonus if it is determined that circumstances so warrant. In 2008, Mr. Kenny earned an Incentive Bonus Award equal to 35% of his annual salary in effect on December 31, 2008 or $70,000. No discretionary bonus was awarded. A similar plan was also established for Mr. Kenny by the Chairman and President for 2009.

Discretionary Bonus Awards

Each year, the Chairman and President determine the amount of discretionary bonuses paid to our named executive officers who do not participate in the Incentive Bonus Plans described above. The bonuses are determined in a manner similar to the annual base salary adjustments, that is, based on a number of objective and subjective factors, including the Corporation’s financial performance, and a qualitative analysis of each individual officer’s performance during the preceding year, taking into account such factors as leadership, commitment, and execution of corporate initiatives and special projects assigned by the Chairman or by the President. The discretionary bonuses are also considered together with the base salary adjustments in ensuring that our executive officers are provided a competitive level of cash compensation each year, but the discretionary bonus portion provides flexibility to adjust total annual cash compensation to align with current performance (whereas a base salary adjustment is carried forward from year to year). For 2008, the following discretionary bonus awards were given for our named executive officers who did not participate in an Incentive Bonus Plan:

Name	Bonus Amount
Rose Hoover	$55,000
Marliss D. Johnson	$45,000
Robert F. Schultz	$55,000

ROLE OF OPTION GRANTS

In 2008, the Compensation Committee made grants of stock options under the 2008 Omnibus Incentive Plan, to the named executive officers and certain other key employees of the Corporation as determined by the Chairman and President. The Option grants to the named executive officers were determined in a manner similar to the annual base salary adjustments and discretionary bonus program, that is, based on a number of objective and subjective factors, including the Corporation’s financial performance, and a qualitative analysis of each individual officer’s performance during the preceding year, taking into account such factors as leadership, commitment, and execution of corporate initiatives and special projects assigned by the Chairman or by the President. The individual option grants to each named executive officer and the vesting and other terms of the grants are set forth in the Grants of Plan-Based Awards table on page 13.

ONGOING AND POST-EMPLOYMENT AGREEMENTS

We have several plans and agreements that enable our named executive officers to accrue retirement benefits as the executives continue to work for us and one that could provide severance benefits upon a change in control. These plans and agreements have been adopted and/or amended at various times over many years, and they have been designed to be a part of a competitive compensation package. The plans and agreements described below do not include plans that are generally available to all of our salaried employees:

•

Supplemental Executive Retirement Plan (“SERP”)—We maintain a supplemental executive retirement plan, which is a nonqualified deferred compensation plan that provides benefits for executives in excess of the benefits that may be provided under our tax qualified defined benefit retirement plan (“Plan”) as a result of limits imposed by the Internal Revenue Code. The SERP also provides additional payment rights and benefits in the event of a change in control. All of our named executive officers participate in the SERP. See the “Retirement Benefits” table and accompanying narrative for a description of the SERP.

•

Change in Control Agreements—We have change in control agreements with respect to each of our named executive officers so that our officers remain focused on the interests of the Corporation and the shareholders in the context of a potential change in control rather than their personal circumstances. Our agreements with executives provide for payments and other benefits if we terminate an executive’s employment without cause or if the executive terminates employment for “good reason” within 24 months following a change in control. The agreements covering our Chairman and our President also provide that if the change in control payments exceed certain threshold amounts, we will make additional payments to reimburse the executives for excise and related taxes imposed under the Internal Revenue Code. The change in control agreements are described under “Potential Payments Upon Termination or Change in Control” below. See “Tax Considerations” below for further information regarding the excise tax reimbursement.

TAX CONSIDERATIONS

Under Section 162(m) of the Internal Revenue Code, a publicly held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation paid to the chief executive officer and other officers listed in the Summary Compensation Table. Our policy is generally to preserve the federal income tax deductibility of compensation paid to our executives. Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Corporation. While we believe that all compensation paid to our executives in 2008 was deductible, a portion of compensation paid in future years may not be deductible as a result of Section 162(m).

In the event of a change in control, payments to an executive may be subject to an excise tax, and may not be deductible by us, under Sections 280G and 4999 of the Internal Revenue Code. If change in control payments exceed certain threshold amounts, the change in control agreements with our Chairman and our President require that we may make additional payments to the executives to reimburse them for excise tax imposed by Section 4999 of the Internal Revenue Code, as well as other taxes in respect of the additional payments. The change in control agreements were implemented in 1988 to motivate our named executives to increase shareholder value while remaining employed by us. Our Chairman and our President are most significantly at risk of incurring a material reduction in the value of their change in control benefits as the result of this excise tax, and we believe that the retention incentives provided to them by these agreements would be frustrated by the possible imposition of these significant excise taxes. We did not wish to have the provisions of these agreements for our Chairman and our President serve as a disincentive to their pursuit of a change in control that might otherwise be in the best interests of our Corporation and its stockholders. Accordingly, we determined to provide a payment under certain circumstances to reimburse them for excise taxes payable in connection with change in control payments, as well as any taxes that accrue as a result of our reimbursement. We believe that, in view of their record in enhancing value for our stockholders, this determination is appropriate.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION

As discussed above, Mr. Paul and Mr. Siddons determined the appropriate salary adjustments for named executive officers whose salaries are below an annual level of $200,000 and discretionary bonuses to be provided to named executive officers other than themselves. Salary adjustments for named executive officers whose annual salaries exceed $200,000 are determined by the Board of Directors, upon recommendation of the Compensation Committee.

SUMMARY COMPENSATION TABLE

Summary compensation information for our named executive officers for 2008 is set forth in the following table:

(a)	(b)	(c)	(d)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year ($)	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (1) ($)	Total ($)
PEO—Robert A. Paul,	2008	544,000		170,866	162,116	199,153	41,700	1,117,835
Chairman and Chief Executive Officer	2007 2006	506,500 481,500			207,600 172,900	173,688 141,363	42,155 39,317	929,943 835,080

Ernest G. Siddons(2)	2008	522,000		170,866	155,030	167,730	38,220	1,053,846
President and Chief Operating Officer	2007 2006	484,500 459,500			198,800 165,200	153,268 151,672	35,102 32,885	871,670 809,257

Robert F. Schultz	2008	201,000	55,000	97,637		140,221	29,230	523,088
Vice President and Senior Counsel	2007 2006	191,000 182,500	55,000 40,000			72,981 91,811	29,970 29,347	348,951 343,658

Terrence W. Kenny	2008	195,000		97,637	70,000	85,913	21,133	469,683
Group Vice President	2007 2006	185,000 176,000			66,500 49,500	31,934 42,672	18,715 21,983	302,149 290,155

Rose Hoover	2008	175,417	55,000	97,637		122,327	31,766	482,147
Vice President Administration and Secretary	2007 2006	162,083 143,333	55,000 40,000			84,905 41,510	21,514 23,746	323,502 248,589

PFO—Marliss D. Johnson,	2008	158,333	45,000	73,228		49,659	22,469	348,689
Vice President, Controller and Treasurer	2007 2006	141,667 125,000	45,000 32,500			22,917 3,725	22,039 24,141	231,623 185,366

(1)	Represents a medical expense reimbursement plan, personal use of a company provided vehicle and club memberships. None of the individual perquisite values exceeded the threshold of the greater of $25,000 or 10% of the total perquisites.

(2)	Mr. Siddons announced his retirement as President effective April 30, 2009. He will remain a Director following his retirement.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold(2) ($)	Target ($)		Maximum(5) ($)
(a)	(b)	(c)	(d)		(e)	(j)	(k)	(l)
Robert A. Paul (PEO)	9/4/2008	56,900	128,025	(3)	227,600	35,000	37.89	384,448
Ernest G. Siddons	9/4/2008	54,700	123,075	(3)	218,800	35,000	37.89	384,448
Marliss D. Johnson (PFO)	9/4/2008	N/A	N/A		N/A	15,000	37.89	164,763
Rose Hoover	9/4/2008	N/A	N/A		N/A	20,000	37.89	219,684
Terrence W. Kenny	9/4/2008	20,000	44,000	(4)	70,000	20,000	37.89	219,684
Robert F. Schultz	9/4/2008	N/A	N/A		N/A	20,000	37.89	219,684

(1)	There are incentive non-equity bonus plans for 2008 covering Messrs. Paul, Siddons and Kenny as more fully described under “Incentive Bonus Plan Awards” on page 10 and as reflected in the above table. The remaining named executive officers participate in a discretionary incentive plan also described on page 10.

(2)	The “Threshold” amounts in the above table are the minimum which could be earned under the 2008 incentive plans.

(3)	The “Target” is the amount payable if income from operations for the Corporation in its 2008 business plan were attained.

(4)	The “Target” is the amount payable if income from operations for the Corporation’s Air and Liquid Processing segment included in its 2008 business plan were attained.

(5)	The “Maximum” amounts in the above table represent the maximum payout under the respective plans.

GRANTS OF PLAN-BASED AWARDS TABLE

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes certain information regarding outstanding equity awards at fiscal year-end:

	Option Awards/Stock Awards
(a)	(b)	(c)	(e)	(f)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Robert A. Paul	11,667	23,333	$37.89/share	9/4/2018
Ernest G. Siddons	11,667	23,333	$37.89/share	9/4/2018
Rose Hoover	6,667	13,333	$37.89/share	9/4/2018
Terrence W. Kenny	2,500	0	$13.67/share	7/26/2015
	6,667	13,333	$37.89/share	9/4/2018
Robert F. Schultz	6,667	13,333	$37.89/share	9/4/2018
Marliss D. Johnson	5,000	10,000	$37.89/share	9/4/2018

Note: there are no Equity Incentive Plan Awards or Stock Awards so those columns have been omitted

The Option Exercises During Fiscal Year tables was omitted because no options were exercised in 2008.

RETIREMENT BENEFITS

As discussed above, the Corporation maintains a SERP for certain officers and key employees; that plan provides retirement benefits after completion of ten years of service and attainment of age 55. All named executive officers are participants in the SERP. The Corporation also maintains a tax-qualified defined benefit pension plan that covers all its regular employees, included each of the named executive officers. The combined retirement benefit at age 65 or older provided by the Plan and the SERP is 50% of the highest consecutive five-year average earnings in the final ten years of service. Participants are eligible for reduced benefits for early retirement at age 55. A benefit equal to 50% of the benefit otherwise payable at age 65 is paid to the surviving spouse of any participant who has had at least five years of service, commencing on the later of the month following the participant’s death or the month the participant would have reached age 55. In addition, there is an offset for pensions from other companies. Certain provisions, applicable if there is a change of control, are discussed below in the “Potential Payments Upon Change in Control” section.

The following table summarizes certain information regarding the value of the retirement benefits accrued by our named executive officers under the Plan and the SERP:

Pension Benefits

(a)	(b)	(c)	(d)		(e)
Name	Plan Name	Number of years credited service (#)	Present Value of Accumulated Benefit(3)(4) ($)		Payments During Last Fiscal Year ($)
Robert A. Paul—PEO (1)(3)	Plan SERP	44 44	$ $	2,383,338 592,298	165,333 0
Ernest G. Siddons (1)(3)	Plan SERP	29 29	$ $	2,280,473 236,858	0 0
Robert F. Schultz (2)	Plan SERP	27 27	$ $	1,141,797 36,719	0 0
Terrence W. Kenny	Plan SERP	24 24	$ $	584,141 74,960	0 0
Rose Hoover	Plan SERP	29 29	$ $	659,307 66,725	0 0
Dee Ann Johnson—PFO	Plan SERP	9 9	$ $	56,030 231,610	0 0

(1)

Mr. Paul and Mr. Siddons are both past normal retirement age at December 31, 2008 and eligible for the benefits indicated above. Federal law requires that 5% owners start receiving a pension no later than April 1 following the calendar year in which the age 70 1/2 is reached. Mr. Paul is currently receiving $20,667 a month from the Plan.

(2)	Mr. Schultz is eligible for early retirement as of December 31, 2008. Assuming a December 31, 2008 retirement, the present value of accumulated plan benefits is $1,099,445 for the Plan and $35,359 for the SERP.

(3)	Benefits shown in column (d) can only be received by participants following retirement in the form of monthly pension payments. A change of control could trigger a lump sum payment for benefits under the SERP.

(4)	The present value of accumulated retirement and SERP benefits were determined by using normal retirement age, RP 2000 mortality tables, life annuity form of payment for the retirement plan and 50% joint and survivor for the SERP all calculated at a 6.25% discount rate.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

Mr. Paul and Mr. Siddons each have two-year contracts (which automatically renew for one-year periods unless the Corporation chooses not to extend) providing for compensation equal to five times their annual compensation (with a gross-up provision to cover the cost of any federal excise tax on the benefits) in the event their employment is terminated by the Corporation without cause or they resign for good reason within 24 months following a change of control of the Corporation, as well as the right to equivalent office space and secretarial help for a period of one year after a change in control. All Vice Presidents, including our remaining named executive officers, and one other employee have two-year contracts (which automatically renew for one-year periods unless the Corporation chooses not to extend) providing for three times their annual compensation in the event their employment is terminated by the Corporation without cause or for good reason by the employee within 24 months following a change of control. All of the contracts provide for the continuation of employee benefits, for three years for the two senior executives and two years for the others, and the right to purchase the leased car used by the covered individual at the Corporation’s then book value. The same provisions concerning change in control that apply to the contracts apply to the SERP and vest the right to that pension arrangement. A change of control triggers the right to a lump sum payment equal to the present value of the vested benefit under the SERP, if applicable.

The following circumstances would trigger payments under these agreements if, following these events, the individual’s employment is terminated within 24 months following these events and if the termination was not for cause or because of death, disability or by the individuals without good reason:

•	If a person, other than persons currently in control, becomes an owner, directly or indirectly, of 50% or more of the combined voting power of the Corporation’s outstanding voting securities;

•

If for two consecutive years there ceases to be a majority of the Board of individuals who at the beginning of the period were Board members, other than a new director whose election was approved by a vote of 2/3 of directors then still in office who were directors at beginning of the period or whose election or nomination for election was previously approved;

•

If the shareholders approve a merger or consolidation in which the Corporation’s common stock is converted into shares of another corporation or cash or other property or the Corporation’s common stock is not converted but 40% of the surviving corporation in the merger is owned by shareholders other than those who owned the Corporation’s common stock prior to merger;

•	If there occurs any transaction which results in the Corporation’s common stock no longer being publicly traded; or

•	If the shareholders of the Corporation approve a plan of complete liquidation or agreement for sale or disposition of substantially all assets followed by distribution of proceeds to shareholders.

These thresholds for triggering payments under these contracts were selected because the corporation wanted to cover all reasonable circumstances that could be considered a “change of control”.

If one of the above events took place on December 31, 2008, the estimated payments and benefits that would be payable by the Corporation to the named executive officers would be as summarized in the following table:

Potential Payments upon Termination following a Change in Control

Name	Compensation(1) $	Gross up for Excise Tax $	Office and Secretary $	Benefit Continuation(2) $	SERP(3) $	Accelerated Option Vesting(4) $	Total $
Robert A. Paul	3,883,000	1,761,445	47,250	85,533	492,098	0	6,269,326
Ernest G. Siddons	3,729,000	1,423,634	47,250	85,100	200,552	0	5,485,536
Robert F. Schultz	783,000	N/A	N/A	32,663	280,007	0	1,095,670
Terrence W. Kenny	799,000	N/A	N/A	52,254	462,688	20,075	1,334,517
Rose Hoover	735,000	N/A	N/A	52,131	510,121	0	1,297,252
Dee Ann Johnson	630,000	N/A	N/A	51,811	350,427	0	1,032,238

(1)	The amount of compensation for Mr. Paul and Mr. Siddons represents five times their base salary and bonus paid for the prior year. The compensation amount for the remaining named executive officers is three times their base salary and bonus paid for the prior year.

(2)	The amounts in the table for Benefit Continuation represent the value of 36 months of company provided health, dental, disability, life insurance and other similar benefits for Mr. Paul and Mr. Siddons and 24 months for the remaining named executive officers.

(3)	Represents the acceleration in the vesting of the retirement benefit (from the required 55/10 to 5 years of service with no age requirement). In addition, the value of retirement benefits is paid in the form of a lump sum.

(4)	Except for 2,500 options granted to Mr. Kenny at an exercise price of $13.67 pursuant to a prior plan, all named executive officers have options outstanding with an exercise price greater than the market value on December 31, 2008. Therefore those options have no value upon a Change of Control.

DIRECTORS’ COMPENSATION

In the beginning of 2008, our non-employee directors were compensated by payment of an annual $25,000 retainer, a meeting fee of $1,000 for each Board meeting and Audit Committee meeting attended and a meeting fee of $500 for all other committee meetings attended. In recognition of his additional required service and responsibility, the chairman of our Audit Committee, Mr. Pforzheimer, received an additional annual retainer of $2,500. In April, 2008, the annual retainer for non-employee directors and the Chairman of the Audit Committee were increased to $45,000 and 48,500, respectively. The meeting fees were increased to $2,500 for each Board meeting attended; $2,000 for attendance in person at each Audit Committee meeting and $1,000 if participation is by telephone; and $1,500 for attendance in person at all other committee meetings and $500 if participation is by telephone. Each non-employee director is also entitled to reimbursement for his reasonable out-of-pocket expenses incurred in connection with travel and attendance at Board and Board committee meetings.

The following table sets forth certain information regarding the compensation earned by each non-employee director and one employee director who served on our Board of Directors in 2008. Other directors who are employed by the Corporation are not given additional compensation for their services as Directors.

(a)	(b)	(g)	(h)
Name	Fees earned or paid in cash(1) ($)	All Other Compensation ($)	Total ($)
Robert J. Appel	58,500		58,500
Leonard M. Carroll	51,500		51,500
Paul A. Gould	59,000		59,000
William K. Lieberman	46,000		46,000
Laurence E. Paul	42,000		42,000
Stephen E. Paul	42,000		42,000
Carl H. Pforzheimer, III	56,875		56,875

(1)	The primary reason why certain Directors received more fees in 2008 than others is because of their membership on various committees which resulted in additional meeting fees being paid to those Directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s annual report on Form 10-K and, as applicable, the Corporation’s proxy or information statement.

Robert J. Appel, Chairman

Paul A. Gould

William K. Lieberman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2008, the Compensation Committee was comprised of Robert J. Appel (Chairman), Paul A. Gould and William K. Lieberman. None of those individuals have ever been an officer or employee of the Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2008, the Corporation bought industrial supplies from a subsidiary of The Louis Berkman Investment Company in transactions in the ordinary course of business amounting to approximately $1,721,695. Additionally, The Louis Berkman Investment Company paid the Corporation $225,000 for certain administrative services. Louis Berkman was an officer, director and shareholder and Robert A. Paul was an officer and director, of that company. These transactions and services were at prices generally available from outside sources. Transactions between the parties will also take place in 2009.

The purchase of industrial supplies from a wholly-owned subsidiary of The Louis Berkman Investment Company follows a competitive bid process which includes several non-related vendors after which annual contract awards are made to the lowest bidder by the purchasing executive at each of the Corporation’s subsidiary companies. The administration services are provided under an agreement to provide such services for fees which are subject to annual review including an increase to cover inflation in the costs of the Corporation.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with management and has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as may be modified or supplemented.

The Audit Committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountants their independence.

Based on the review and discussions referred to in the preceding paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

The following table summarizes the aggregate fees to the Corporation by Deloitte & Touche LLP:

	2008	2007
Audit fees (a)	$692,250	$598,458
Audit-related fees (b)	26,613	27,590
Tax fees (c)	—	1,960
All other fees	—	—

Total (d)	$718,863	$628,008

(a)	Fees for audit services related primarily to the audit of the Corporation’s annual consolidated financial statements and its internal control over financial reporting.

(b)	Fees for audit-related services related primarily to the audits of the Corporation’s employee benefit plans.

(c)	Fees for tax services were primarily for assistance with inquiries from taxing authorities.

(d)	The Audit Committee approved all fees in the years reported.

In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche LLP and the Corporation’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit Committee has adopted a Policy for Approval of Audit and Non-Audit Services (the “Policy”) provided by the Corporation’s independent auditor. According to the Policy, the Corporation’s independent auditor may not provide the following prohibited services to the Corporation:

•

maintain or prepare the Corporation’s accounting records or prepare the Corporation’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC;

•

provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Corporation’s financial statements, or where the independent auditor would audit the results;

•	provide certain management or human resource functions;

•	serve as a broker-dealer, promoter or underwriter of the Corporation’s securities;

•	provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction;

•	provide any internal audit services relating to accounting controls, financial systems, or financial statements; or

•

design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Corporation’s financial statements, taken as a whole.

In addition, in connection with its adoption of the Policy, the Audit Committee pre-approved certain audit-related and other non-prohibited services. Any services not prohibited or pre-approved by the Policy must be pre-approved by the Audit Committee in accordance with the Policy. The Policy will be reviewed and approved annually by the Board of Directors.

Carl H. Pforzheimer, III (Chairman)

Robert J. Appel

Leonard M. Carroll

Paul A. Gould

William K. Lieberman

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

The Audit Committee, comprised of independent members of the Board of Directors, has appointed Deloitte & Touche LLP (“D&T”) as its independent registered public accounting firm for 2009, subject to ratification by the shareholders. Even if the shareholders ratify the Audit Committee’s appointment of independent accountants, the Audit Committee in its discretion may change the appointment at any time if it determines that such change would be in the best interests of the Corporation and its shareholders. If the shareholders do not ratify the appointment of D&T, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but D&T may still be retained.

Representatives of D&T will be in attendance at the Annual Meeting, will have the opportunity to make a statement if they wish to do so and will respond to appropriate questions.

The Board of Directors unanimously recommends that you vote “FOR” the proposal to ratify the selection of D&T as the independent registered public accounting firm for 2009.

SHAREHOLDER PROPOSALS FOR 2010

Any shareholder who wishes to place a proposal before the next Annual Meeting of Shareholders must submit the proposal to the Corporation’s Secretary, at its executive offices, not less than 120 calendar days in advance of the anniversary date of the release of this proxy statement to have it considered for inclusion in the proxy statement for the Annual Meeting in 2010.

OTHER MATTERS

The Board of Directors does not know of any other business that will be presented for action at the Annual Meeting. Should any other matter come before the meeting, however, action may be taken thereon pursuant to proxies in the form enclosed unless discretionary authority is withheld.

-PROXY-	-PROXY-

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Ernest G. Siddons and Rose Hoover as proxies with full power of substitution, to vote as specified on the reverse side the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION, to be held at The Duquesne Club, in The Carnegie Room, 3rd Floor, 325 Sixth Avenue, Pittsburgh, PA, on Wednesday, April 29, 2009, at 10:00 a.m., and any adjournments thereof.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 (OR, IN THE DISCRETION OF THE PROXIES, THE SHARES MAY BE VOTED CUMULATIVELY) AND FOR PROPOSAL 2. THE PROXIES NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3529

SOUTH HACKENSACK, NJ 07606-9229

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

However, if you choose to cumulate votes for directors you must vote by mail.

INTERNET http://www.proxyvoting.com/ap Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Please mark	X
your votes
as indicated in
this example

1. CUMULATIVE VOTING

Insert your vote for the nominees named below in the designated space provided. The Directors will be elected by cumulative voting. If you chose to cumulate your votes, multiply the number of shares held by you by three and vote the result for the nominees listed below in any proportion. Stockholders may withhold authority to vote for a nominee by entering zero in the space following the nominee’s name.

FOR all nominees listed to the left, cumulative votes to be divided equally between nominees	WITHHOLD AUTHORITY to vote for all nominees listed to the left			FOR	AGAINST	ABSTAIN
		2.	A proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2009.	☐	☐	☐

Nominees	Votes	OR	☐	OR	☐	All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are by the filing of this proxy, expressly revoked. PLEASE DO NOT FOLD, STAPLE OR DAMAGE.
01 Robert J. Appel
02 Paul A. Gould
03 Robert A. Paul

Note: The total number of votes you cast in the election of directors should not exceed the number of shares shown above times three.

	Mark Here for Address Change or Comments SEE REVERSE	☐

Signature                                                                           Signature if  held jointly                                                                           Date                             , 2009

NOTE: Signature should conform exactly to name as stenciled hereon. Executors, administrators, guardians, trustees, attorneys and officers signing for a corporation should give full title. For joint accounts each owner must sign.

▲ FOLD AND DETACH HERE ▲

CALCULATION OF NUMBER OF VOTES YOU MAY CAST

IN THE ELECTION OF DIRECTORS

Fill in the number of shares you own:
Multiply by 3:	X3

Total votes:

The number in the box is the total number of votes you may cast in the election of directors. The total number of votes you may cast must be less than or equal to the number in the box, and it cannot exceed the number in the box.
YOUR VOTE IS IMPORTANT! Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE VOTE

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders The Proxy Statement and the 2008 Annual Report to Stockholders are available at:

http://www.ampcopgh.com